Exhibit 4.2

                  FRANKLIN STREET PARTNERS LIMITED PARTNERSHIP

                               FIRST AMENDMENT TO
            THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

      This First Amendment to the Third Amended and Restated Limited Partnership Agreement, dated as of January 1, 2000 (the "Partnership Agreement") of Franklin Street Partners Limited Partnership, a Massachusetts limited liability partnership (the "Partnership"), is made as of January 1, 2000 by and among George J. Carter, R. Scott MacPhee, Richard R. Norris and William W. Gribbell (collectively, the "Withdrawing General Partners"), FSP General Partner LLC, a Massachusetts limited liability company ("FSP LLC"), Scott H. Carter and Jeffrey
B. Carter as limited partners (the "Class B Limited Partners") and those Persons listed on Schedule II to the Partnership Agreement as limited partners (the "Limited Partners"). Capitalized terms used herein and otherwise defined shall have the respective meanings ascribed to them in the Partnership Agreement.

      WHEREAS, the Partnership was formed as a limited partnership pursuant to an Agreement of Limited Partnership dated as of January 24, 1997, as amended to date in the form of the Partnership Agreement, and a Certificate of Limited Partnership dated as of February 4, 1997, filed with the Office of the Secretary of State of the Commonwealth of Massachusetts on February 4, 1997;

      WHEREAS, Section 4.12(e) of the Partnership Agreement provides that the Withdrawing General Partners may unanimously contribute their interests in the Partnership to a limited liability company, which shall thereupon be admitted as the General Partner of the Partnership;

      WHEREAS, the Withdrawing General Partners have contributed their general partner interests in the Partnership to FSP LLC, effective as of the date hereof; and

      WHEREAS, the parties hereto wish to provide for the admission of FSP LLC as a General Partner in substitution for the Withdrawing General Partners.

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed that the Partnership Agreement is amended as follows:


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

      1. In accordance with the provisions of Section 4.12(e) of the Partnership Agreement, FSP LLC is hereby admitted as the sole General Partner of the Partnership.

      2. References in the Partnership Agreement to the "General Partners", "a majority in interest of the General Partners" and the "Managing General Partner" shall henceforward refer to FSP LLC.

      3. The words "Schedule I" in the first sentence of the Partnership Agreement are hereby amended to read "Schedule II".
P
      Except as specifically amended hereby, the Partnership Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of January 1, 2000.

WITHDRAWING GENERAL               SUCCESSOR GENERAL PARTNER:
PARTNERS:

/s/ George J. Carter
-----------------------------     FSP GENERAL PARTNER LLC
George J. Carter
                                  By: /s/ George J. Carter
                                      ------------------------------------------
                                      George J. Carter, Managing Member
/s/ R. Scott MacPhee
-----------------------------
R. Scott MacPhee

/s/ Richard R. Norris
-----------------------------     CLASS B LIMITED PARTNERS
Richard R. Norris                 AND LIMITED PARTNERS:

/s/ William W. Gribbell           By: /s/ George J. Carter
-----------------------------         ------------------------------------------
William W. Gribbell                   George J. Carter, their attorney-in-fact


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